Exhibit 99.1

FOR IMMEDIATE RELEASE

Newtek Business Services Transitions to New CFO

New York, N.Y – May , 2007 – Newtek Business Services, Inc. (NASDAQ:NEWT) (www.newtekbusinessservices.com) a direct distributor to the small to medium sized business market, has announced that it will begin a transition to a new Chief Financial Officer. Michael Holden, the company’s present CFO, has announced that he will be stepping aside from his position on August 31, 2007. Beginning in October, Mr. Holden will remain with Newtek as an adviser to the CEO, CFO and the Chairman of the Audit Committee. Mr. Holden will remain as Chief Financial Officer for Newtek Business Services through the second quarter earnings release and will sign off as an officer of the company on all relating SEC disclosure documents through August 31, 2007.

The Company is proud to announce that Seth Cohen has accepted the responsibility and position as CFO of Newtek Business Services and will begin in that official capacity beginning September 1, 2007. Mr. Cohen has been a major contributor to the company’s success as Senior Vice President Finance and has worked for Newtek for the past seven years. Mr. Cohen has over 20 years experience in the public and private sector of finance. Prior to joining Newtek, Mr. Cohen was the Director of the Mayor’s Office of Pensions and Public Finance of the City New York from March 1994 to May 2000. While working for the City of New York, Mr. Cohen managed the securitization of its assets, advised the city’s debt issuance team, and initiated and oversaw pension policy. Previously, Mr. Cohen also held positions at Dean Witter Reynolds, Patricof & Co. Capital Group and Lehman Brothers. Seth has an MBA from Columbia Business School and a BA in History from Yale University.

Barry Sloane, Chairman and CEO of Newtek Business Services, stated: “Seth has been a pillar of strength and a critical part of Newtek’s management for over seven years. Seth has successfully managed our certified capital company finance operation which gave us an industry leading position with a stellar compliance and investment record. He is highly respected by his peers and industry professionals. He built the majority of business models that run lending, receivable financing, and the Capcos and has directed the funding and financing of those businesses as well. Our external auditors have historically worked with Seth on our accounting issues and he has helped us maintain a pristine track record in Capco across 16 certified capital companies in 8 different jurisdictions. The recent additions of Bob Abromowski (Chief Financial Officer of Newtek Merchant Solutions–WI), Eyal Amsalem (Chief Accounting Officer) and Hugh Campbell (Director of Sox Compliance) coupled with Jennifer Eddelson (Vice President of Financial Reporting) and Steven Riegler (Vice President-Finance) should ensure a successful smooth transition as Mike Holden relinquishes his duties as CFO over time.

The Company owes Mike a huge debt of gratitude for stepping in suddenly when Brian Wasserman, a founder of Newtek, departed as CFO. Mike did a great job recruiting, restructuring, and reorganizing the way the company accounts for its business and manages its financial affairs, and has built a strong accounting and finance department . The mark of a great professional is one that builds a business that can have a life of its own and is built to last even without his leadership. Mike’s hard work, dedication and drive to excellence has left us in such a position. We understand his desire to work from home in Pennsylvania and anticipate that we will continue our professional ties in different ways. We are proud of our relationship with him and most thankful for what he has built.”

About Newtek Business Services, Inc.

Newtek Business Services, Inc. is a direct distributor to the small to medium-sized business market under the Newtek TM brand. According to the SBA, there are over 25.8 million small businesses in the United States, which in total represent 99.7% of all employer firms, generate 60 – 80% of all new jobs annually and create more than 50% of non-farm private GDP. Since 1999, Newtek has helped these business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses. Newtek focuses on providing its 78,000 business accounts with access to financial, management and technological resources that enable them to better grow and compete in today’s marketplace. Newtek’s products and services include:

•	Business Lending: Business loans to start up, acquire, or expand a business

•	Electronic Payment Processing: Credit card, debit card, check conversion, and ACH solutions

•	Insurance Services: Nationwide commercial and personal lines of insurance

•	Outsourced Digital Bookkeeping: Bookkeeping and recordkeeping at a fraction of the cost of in-house staff

•	Web Hosting: Full service web host including domain registration and online shopping cart tools

•	Web Design and Development: Customized web design and development services for a powerful web presence

•	Tax Preparation and Advisory Services: Expert tax planning and consultation for your business

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval

•	Business Plan Preparation: Professional business plan assistance providing a roadmap for success

•	Payroll: Payroll management processing and employee tax filing

For more information, go to www.newtekbusinessservices.com

Statements in this press release including statements regarding Newtek's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management's current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov

Contacts:

Newtek Business Services

Barry Sloane

Chairman of the Board & CEO

212-356-9500

bsloane@newtekbusinessservices.com